Exhibit 1A-6.1

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

of

PARK VIEW QOZB OP, LP

dated as of

January 13, 2023

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Amended and restated LIMITED PARTNERSHIP AGREEMENT

This Amended and Restated Limited Partnership Agreement (the “Agreement”) of Park View QOZB OP, LP (the “Partnership”) is entered into as of the Effective Date by and among Park View Investments LLC, a Delaware limited liability company as general partner (the “General Partner”); Park View OZ REIT, Inc, a Maryland corporation as limited partner (the “Company”); and any other persons executing this Agreement as limited partners, in accordance with the terms of this Agreement.

RECITALS

WHEREAS, the Company has been organized for the purpose of qualifying as a “qualified opportunity fund” (each such entity, a “QOF” and collectively, the “QOFs”) within the meaning of Section 1400Z-2(d)(1) of the Code (as defined herein);

WHEREAS, the Partnership was formed under the laws of the State of Delaware by (i) the Company as general partner and (ii) Park View Investments LLC as limited partner, upon the filing of a certificate of limited partnership of the Partnership with the Secretary of State of Delaware (the “Secretary of State”) on June 29, 2022;

WHEREAS, the Company and Park View Investments LLC approved an Agreement of Limited Partnership of the Partnership (the “Prior Agreement”) to be effective on June 30, 2022;

WHEREAS, an amended and restated certificate of limited partnership of the Partnership was filed with the Secretary of State on January 10, 2023 (the “Certificate of Limited Partnership”) by (i) Park View Investments LLC as general partner and (ii) the Company as limited partner;

WHEREAS, the Partners desire to amend the Prior Agreement to clarify that the Partnership is being organized and operated so that it meets the requirements of a “Qualified Opportunity Zone Business (as defined herein), to allocate the general partnership interest to General Partner, to allocate the limited partnership interest to the Company, and for other purposes;

WHEREAS, the Company has commenced a Regulation A Offering (as defined below) and has contributed the net proceeds from the Regulation A Offering to the Partnership in exchange for Partnership Units; and

WHEREAS, the Partners deem this Agreement to be necessary and advisable to set forth the understandings and agreements of the Partners as to the conduct of the investment activities and the business affairs of the Company, and desire to enter into such agreement, in form and content as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

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ARTICLE I
Definitions

Section 1.01      Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in this Section 1.01:

“Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a)       crediting to such Capital Account any amount that such Partner is obligated to restore or is deemed to be obligated to restore pursuant to Treasury Regulations Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1), and 1.704-2(i); and

(b)       debiting to such Capital Account the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6).

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract, or otherwise; provided, however, that a Person that, directly or indirectly, owns or controls 10% or more of any voting securities, partnership, or other interests that provide the ability to cause the direction of the management and policies of a Person shall be deemed to control such other Person; and the terms “controlling” and “controlled” shall have correlative meanings. Notwithstanding the foregoing, the term “Affiliate,” when used with respect to a Partner, shall not include the Partnership.

“Agreement” means this Limited Partnership Agreement, as executed and as it may be amended, modified, supplemented, or restated from time to time, as provided herein.

“Applicable Agreement” means the Amended Management Agreement by and among the Company, the Partnership, and Park View OZ REIT Manager, LLC, a Delaware limited liability company (“REIT Manager”) or the Amended Support Agreement by and between Park View Investments LLC, a Delaware limited liability company, and REIT Manager, as executed and as either may be amended, modified, supplemented, or restated from time to time, as provided herein.

“Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations, or orders of any Governmental Authority; (b) any consents or approvals of any Governmental Authority; and (c) any orders, decisions, advisory, or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

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“Book Depreciation” means, with respect to any Partnership asset for each Fiscal Year, the Partnership’s depreciation, amortization, or other cost recovery deductions determined for federal income tax purposes, except that if the Book Value of an asset differs from its adjusted tax basis at the beginning of such Fiscal Year, Book Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero and the Book Value of the asset is positive, Book Depreciation shall be determined with reference to such beginning Book Value using any permitted method selected by the General Partner in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g)(3).

“Book Value” means, with respect to any Partnership asset, the adjusted basis of such asset for federal income tax purposes, except as follows:

(a)       the initial Book Value of any Partnership asset contributed by a Partner to the Partnership shall be the gross Fair Market Value of such Partnership asset as of the date of such contribution;

(b)       immediately prior to the distribution by the Partnership of any Partnership asset to a Partner, the Book Value of such asset shall be adjusted to its gross Fair Market Value as of the date of such distribution;

(c)       the Book Value of all Partnership assets may, in the sole discretion of the General Partner, be adjusted to equal their respective gross Fair Market Values, as determined by the General Partner, as of the following times:

(i)       the acquisition of an additional Partnership Interest in the Partnership by a new or existing Partner in consideration for more than a de minimis Capital Contribution;

(ii)       the distribution by the Partnership to a Partner of more than a de minimis amount of property (other than cash) as consideration for all or a part of such Partner’s Partnership Interest; and

(iii)       the liquidation of the Partnership within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g);

(d)       the Book Value of each Partnership asset shall be increased or decreased, as the case may be, to reflect any adjustments to the adjusted tax basis of such Partnership asset pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Account balances pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, that Book Values shall not be adjusted pursuant to this paragraph (d) to the extent that an adjustment pursuant to paragraph (c) above is made in conjunction with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d); and

(e)       if the Book Value of a Partnership asset has been determined pursuant to paragraph (a) or adjusted pursuant to paragraphs (c) or (d) above, such Book Value shall thereafter be adjusted to reflect the Book Depreciation taken into account with respect to such Partnership asset for purposes of computing Net Income and Net Losses.

“Business” has the meaning set forth in Section 2.05(a).

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“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in the City of New York are authorized or required to close.

“Capital Account” has the meaning set forth in Section 3.03.

“Capital Contribution” means, for any Partner, the total amount of cash and cash equivalents and the Book Value of any property contributed to the Partnership by such Partner.

“Certificate of Limited Partnership” has the meaning set forth in the Recitals.

“Code” means the Internal Revenue Code of 1986.

“Confidential Information” has the meaning set forth in Section 12.03.

“Covered Person” has the meaning set forth in Section 9.01(a).

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, Title 6, Chapter 17, §§ 17-101, et seq.

“Designated Individual” has the meaning set forth in Section 10.05(a).

“Effective Date” has the meaning set forth in the Preamble.

“Electronic Transmission” means any form of communication not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved, and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.

“Event of Withdrawal” means an event of the type described in § 17-402(a) of the Delaware Act, giving effect to/without regard to the lapse of any time period therein specified.

“Excess Amount” has the meaning set forth in Section 6.02(c)..

“Fair Market Value” of any asset as of any date means the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arm’s-length transaction, as determined in good faith by the General Partner or the Liquidator, as the case may be, based on such factors as the General Partner or the Liquidator, in the exercise of its reasonable business judgment, considers relevant.

“Family Members” has the meaning set forth in Section 8.02(a).

“Fiscal Year” means the calendar year, unless the Partnership is required to have a taxable year other than the calendar year, in which case Fiscal Year shall be the period that conforms to its taxable year.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

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“General Partner” means Park View Investments LLC, a Delaware limited liability company and its successors and permitted assigns that are admitted to the Partnership as a general partner in accordance with the terms of this Agreement and the Delaware Act, each in its capacity as a general partner of the Partnership.

“General Partner Interest” means the interest of the General Partner in the Partnership (in its capacity as general partner without reference to any Limited Partner Interest that may be held by it), including the General Partner’s right to (a) its distributive share of Net Income, Net Losses, and other items of income, gain, loss, and deduction of the Partnership; (b) its distributive share of the assets of the Partnership; and (c) any and all other rights, powers, and benefits to which the General Partner may be entitled as provided in this Agreement or the Delaware Act, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement and the Delaware Act.

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of law), or any arbitrator, court, or tribunal of competent jurisdiction.

“Initial Capital Contributions” has the meaning set forth in Section 3.02(b).

“Joinder Agreement” means the joinder agreement in form and substance attached hereto as Exhibit A.

“Lien” means any mortgage, pledge, security interest, option, right of first offer, encumbrance, or other restriction or limitation of any nature whatsoever.

“Limited Partner” means each Person who is hereafter admitted as a limited partner in accordance with the terms of this Agreement and the Delaware Act, in each case so long as such Person is shown on the Partnership’s books and records as the owner of a Limited Partner Interest.

“Limited Partner Interest” means the interest of a Limited Partner in the Partnership (in their capacity as a limited partner without reference to any General Partner Interest that may be held by such Limited Partner), including such Limited Partner’s right to (a) their distributive share of Net Income, Net Losses, and other items of income, gain, loss, and deduction of the Partnership; (b) their distributive share of the assets of the Partnership; (c) vote on, consent to, or otherwise participate in any decision of the Partners as provided in this Agreement; and (d) any and all other rights and benefits to which such Limited Partner may be entitled as provided in this Agreement or the Delaware Act.

“Liquidator” has the meaning set forth in Section 11.03(a).

“Losses” has the meaning set forth in Section 9.03(a).

“Major Action” has the meaning set forth in Section 7.02.

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“Marital Relationship” means a civil union, domestic partnership, marriage, or any other similar relationship that is legally recognized in any jurisdiction.

“Net Income” and “Net Loss” mean, for each Fiscal Year or other period specified in this Agreement, an amount equal to the Partnership’s taxable income or taxable loss, or particular items thereof, determined in accordance with Code Section 703(a) (where, for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or taxable loss), but with the following adjustments:

(a)       any income realized by the Partnership that is exempt from federal income taxation, as described in Code Section 705(a)(1)(B), shall be added to such taxable income or taxable loss, notwithstanding that such income is not includable in gross income;

(b)       any expenditures of the Partnership described in Code Section 705(a)(2)(B), including any items treated under Treasury Regulations Section 1.704-1(b)(2)(iv)(I) as items described in Code Section 705(a)(2)(B), shall be subtracted from such taxable income or taxable loss, notwithstanding that such expenditures are not deductible for federal income tax purposes;

(c)       any gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property so disposed, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(d)       any items of depreciation, amortization, and other cost recovery deductions with respect to Partnership property having a Book Value that differs from its adjusted tax basis shall be computed by reference to the property’s Book Value (as adjusted for Book Depreciation) in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g);

(e)       if the Book Value of any Partnership property is adjusted as provided in the definition of Book Value, then the amount of such adjustment shall be treated as an item of gain or loss and included in the computation of such taxable income or taxable loss; and

(f)       to the extent an adjustment to the adjusted tax basis of any Partnership property pursuant to Code Sections 732(d), 734(b), or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

“Officers” has the meaning set forth in Section 7.01(b).

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“Partner” means a General Partner or a Limited Partner, in each case so long as such Person is shown on the Partnership’s books and records as the owner of a Partnership Interest. The Partners shall constitute “partners” (as that term is defined in the Delaware Act) of the Partnership.

“Partner Nonrecourse Debt” means “partner nonrecourse debt” as defined in Treasury Regulations Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if the Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Partner Nonrecourse Deduction” means “partner nonrecourse deduction” as defined in Treasury Regulations Section 1.704-2(i), substituting the term “Partner” for the term “partner” as the context requires.

“Partners Schedule” has the meaning set forth in Section 4.01(a).

“Partnership” has the meaning set forth in the Preamble.

“Partnership Confidential Information” has the meaning set forth in Section 12.03.

“Partnership Interests” means the General Partner Interest and the Limited Partner Interests.

“Partnership Minimum Gain” means “partnership minimum gain” as defined in Treasury Regulations Section 1.704-2(b)(2).

“Partnership Representative” has the meaning set forth in Section 10.05(a).

“Partnership Tax Audit Rules” mean Sections 6221 through 6241 of the Code, together with any regulatory or other administrative guidance promulgated thereunder, and any successor provisions.

“Percentage Interest” means, as to any Partner, a fraction, expressed as a percentage, equal to the amount of the Capital Contribution of such Partner divided by the total Capital Contributions of all Partners, as may be adjusted from time to time in accordance with the provisions of this Agreement. The Percentage Interests of all Partners shall at all times aggregate to one hundred percent (100%).

“Permitted Transfer” means a Transfer of a Partnership Interest carried out pursuant to Section 8.02.

“Permitted Transferee” means a recipient of a Permitted Transfer.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

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“Qualified Opportunity Zone Business” has the meaning set forth in Section 2.05(a).

“Receiving Person” has the meaning set forth in Section 12.03.

“Regulatory Allocations” has the meaning set forth in Section 5.02(e).

“Related-Party Agreement” means any agreement, arrangement, transaction, or understanding between the Partnership and any Partner or Affiliate of a Partner.

“Requisite Interest” means one or more Limited Partners holding at least a majority of the total Percentage Interests of the Limited Partners.

“Secretary of State” has the meaning set forth in the Recitals.

“Securities Act” means the Securities Act of 1933, as amended.

“Shortfall Amount” has the meaning set forth in Section 6.02(b).

“Spousal Consent” has the meaning set forth in Section 12.19.

“Spouse” means a spouse, a party to a civil union, a domestic partner, a same-sex spouse or partner, or any individual in a Marital Relationship with a Partner.

“Taxing Authority” has the meaning set forth in Section 6.03(b).

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate, or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option, or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation, or similar disposition of, any Partnership Interest owned by a Person or any interest (including a beneficial interest) in any Partnership Interest owned by a Person. “Transfer” when used as a noun shall have a correlative meaning. “Transferor” and “Transferee” mean a Person who makes or receives a Transfer, respectively.

“Treasury Regulations” means the final or temporary regulations issued by the United States Department of Treasury pursuant to its authority under the Code, and any successor regulations.

“Withholding Advances” has the meaning set forth in Section 6.03(b).

Section 1.02        Interpretation. For purposes of this Agreement: (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and gender-neutral forms. Unless the context otherwise requires, references herein: (i) to Articles, Sections, and Exhibits mean the Articles and Sections of, and Exhibits attached to, this Agreement; (ii) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, or modified from time to time to the extent permitted by the provisions thereof; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Exhibits and Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

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ARTICLE II
Organization

Section 2.01      Formation.

(a)       The Partnership was formed as a limited partnership upon the filing of the Certificate of Limited Partnership with the Secretary of State pursuant to the provisions of the Delaware Act. The General Partner shall execute and cause to be filed certificates of amendment to the Certificate of Limited Partnership whenever required by the Delaware Act or this Agreement, together with any other documents required for qualification of the Partnership to do business where required.

(b)       This Agreement shall constitute the “partnership agreement” (as that term is used in the Delaware Act) of the Partnership. The rights, powers, duties, obligations, and liabilities of the Partners shall be determined pursuant to the Delaware Act and this Agreement. To the extent that the rights, powers, duties, obligations, and liabilities of any Partner are different by reason of any provision of this Agreement than they would be under the Delaware Act in the absence of such provision, this Agreement shall, to the extent permitted by the Delaware Act, control.

Section 2.02      Name. The name of the Partnership is “Park View QOZB OP, LP” or such other name or names as may be designated by the General Partner; provided, that the name shall always contain the words “Limited Partnership” or the abbreviation “L.P.” or the designation “LP.” The General Partner shall give prompt notice to each of the Limited Partners of any change to the name of the Partnership.

Section 2.03      Principal Office. The principal office of the Partnership is located at One Beacon Street, 32nd Floor, Boston, MA 02108, or such other place as may from time to time be determined by the General Partner. The General Partner shall give prompt notice of any such change to each of the Limited Partners.

Section 2.04      Registered Office; Registered Agent.

(a)       The registered office of the Partnership shall be the office of the initial registered agent named in the Certificate of Limited Partnership or such other office (which need not be a place of business of the Partnership) as the General Partner may designate from time to time in the manner provided by the Delaware Act and Applicable Law.

(b)       The registered agent for service of process on the Partnership in the State of Delaware shall be the initial registered agent named in the Certificate of Limited Partnership or such other Person or Persons as the General Partner may designate from time to time in the manner provided by the Delaware Act and Applicable Law.

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Section 2.05      Purpose; Powers.

(a)       The purpose of the Partnership is (i) to be organized and operated at all times as a “qualified opportunity zone business” (“QOZB”) within the meaning of Section 1400Z-2(d)(2)(C)(ii) of the Code and to comply with all requirements for qualification as a QOZB within the meaning of Code Section 1400Z-2(d)(3) and Treas. Reg. Section 1.1400Z2(d)-1(d);  and (ii) any and all lawful activities necessary or incidental thereto.

(b)       Subject to the limitations set forth in this Agreement, the Partnership shall have all the powers necessary or convenient to carry out the purpose specified in Section 2.05(a), including the powers granted by the Delaware Act.

Section 2.06      Term. The term of the Partnership commenced as of the time the Certificate of Limited Partnership was filed with the Secretary of State and shall continue in existence perpetually until the Partnership is dissolved in accordance with the provisions of this Agreement.

ARTICLE III
Capital Contributions; Capital Accounts

Section 3.01      Partnership Interests. The Partnership is authorized to issue two classes of Partnership Interests. The Partnership Interests shall be designated as General Partner Interests and Limited Partner Interests, each having such rights, powers, and duties as are set forth in this Agreement.

Section 3.02      Capital Contributions.

(a)       Contemporaneously with such Partner’s execution of this Agreement:

(i)       The General Partner has made a Capital Contribution to the Partnership in the amount set forth opposite its name on Schedule A in exchange for its General Partner Interest, and is hereby admitted as the general partner of the Partnership.

(ii)       Each Limited Partner has made a Capital Contribution to the Partnership in the amount set forth opposite such Limited Partner’s name on Schedule A in exchange for their Limited Partner Interest, and is hereby admitted as a limited partner of the Partnership.

(b)       Except for the Capital Contributions set forth in Section 3.02(a) (collectively, the “Initial Capital Contributions”), no Partner shall be required to make any Capital Contributions to the Partnership. Any Capital Contribution other than the Initial Capital Contributions shall be made only with the approval of the General Partner and in accordance with Section 7.02.

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Section 3.03      Maintenance of Capital Accounts. The Partnership shall establish and maintain for each Partner a separate capital account (a “Capital Account”) on its books and records in accordance with this Section 3.03. Each Capital Account shall be established and maintained in accordance with the following provisions:

(a)       Each Partner’s Capital Account shall be increased by the amount of:

(i)       such Partner’s Capital Contributions, including such Partner’s Initial Capital Contribution and any additional Capital Contributions;

(ii)       any Net Income or other item of income or gain allocated to such Partner pursuant to ARTICLE V; and

(iii)       any liabilities of the Partnership that are assumed by such Partner or secured by any property distributed to such Partner.

(b)       Each Partner’s Capital Account shall be decreased by:

(i)       the cash amount or Book Value of any property distributed to such Partner pursuant to ARTICLE VI and Section 11.03(c);

(ii)       the amount of any Net Loss or other item of loss or deduction allocated to such Partner pursuant to ARTICLE V; and

(iii)       the amount of any liabilities of such Partner assumed by the Partnership or that are secured by any property contributed by such Partner to the Partnership.

(c)       A Partner that holds more than one class of Partnership Interests shall have a single Capital Account that reflects all of such Partner’s Partnership Interests, regardless of the class of Partnership Interests owned by such Partner and regardless of the time or manner in which such Partnership Interests were acquired.

Section 3.04      Succession Upon Transfer. In the event that any Partnership Interests are Transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the Transferred Partnership Interests and, subject to Section 5.04, shall receive allocations and distributions pursuant to ARTICLE V, ARTICLE VI, and ARTICLE XI in respect of such Partnership Interests.

Section 3.05      Negative Capital Accounts. In the event that any Limited Partner shall have a deficit balance in such Limited Partner’s Capital Account, such Limited Partner shall have no obligation, during the term of the Partnership or upon dissolution or liquidation of the Partnership, to restore such negative balance or make any Capital Contributions to the Partnership by reason thereof, except as may be required by Applicable Law or in respect of any negative balance resulting from a withdrawal of capital or dissolution in contravention of this Agreement.

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Section 3.06      No Withdrawals From Capital Accounts. No Partner shall be entitled to withdraw any part of such Partner’s Capital Account or to receive any distribution from the Partnership, except as otherwise provided in this Agreement. No Partner shall receive any interest, salary, management or service fees, or drawing with respect to such Partner’s Capital Contributions or Capital Account, except as otherwise provided in this Agreement. The Capital Accounts are maintained for the sole purpose of allocating items of income, gain, loss, and deduction among the Partners and shall have no effect on the amount of any distributions to any Partners, in liquidation or otherwise.

Section 3.07      Loans From Partners. Loans by any Partner to the Partnership shall not be considered Capital Contributions and shall not affect the maintenance of such Partner’s Capital Account, other than to the extent provided in Section 3.03(a)(iii), if applicable.

Section 3.08      Modifications. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. If the General Partner determines that it is prudent to modify the manner in which the Capital Accounts, or any increases or decreases to the Capital Accounts, are computed in order to comply with such Treasury Regulations, the General Partner may authorize such modifications without the consent of any Partner.

ARTICLE IV
Partners

Section 4.01      Partners; Percentage Interests.

(a)       The names and addresses of the Partners, their respective Percentage Interests, and type of Partnership Interest held by each Partner as of the Effective Date are set forth on Schedule A to this Agreement (the “Partners Schedule”).

(b)       Upon any Transfer or issuance of additional Partnership Interests (in either such case in accordance with this Agreement), the General Partner shall, without the requirement to obtain the consent of any other Partner, amend the Partners Schedule to reflect such issuance or Transfer, and if applicable, admission of a new Partner.

Section 4.02      Admission of New Partners.

(a)       New Partners may be admitted from time to time in connection with (i) the issuance of Partnership Interests by the Partnership, subject to compliance with the provisions of this Agreement, including Section 7.02, or (ii) a Transfer of Partnership Interests, subject to compliance with the provisions of ARTICLE VIII, and in either case, following compliance with the provisions of Section 4.02(b).

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(b)       In order for any Person not already a Partner of the Partnership to be admitted as a Partner, whether pursuant to an issuance or Transfer of Partnership Interests (including a Permitted Transfer), such Person shall have executed and delivered to the Partnership a written undertaking substantially in the form of the Joinder Agreement and, if such Person is an individual who has a Spouse, an executed written undertaking from such Spouse substantially in the form of the Spousal Consent. Upon the amendment of the Partners Schedule by the General Partner and the satisfaction of any other applicable conditions reasonably requested by the General Partner, including, if a condition, the receipt by the Partnership of payment for the issuance of Partnership Interests in accordance with this Agreement, such Person shall be admitted as a Partner and deemed listed as such on the books and records of the Partnership; provided, however, that (i) notwithstanding anything herein to the contrary, any such amendment of the Partners Schedule that may be necessary in connection with the appointment of a successor General Partner under Section 7.06 may be approved by the same Limited Partners that have the right to appoint such successor General Partner under Section 7.06; and (ii) in the case of a Transfer of Partnership Interests (including a Permitted Transfer), the Transferor shall pay, or reimburse the Partnership for, all costs incurred by the Partnership in connection with such Transfer and admission of the Transferee as a Partner. The General Partner shall also adjust the Capital Accounts of the Partners as necessary in accordance with Section 3.03 and, in the event a successor General Partner is appointed under Section 7.06, the successor General Partner shall file, in accordance with the Delaware Act, an amendment to the Certificate of Limited Partnership to reflect such change.

Section 4.03      Representations and Warranties of Partners. By execution and delivery of this Agreement or a Joinder Agreement, as applicable, each of the Partners, whenever admitted, represents and warrants to the Partnership and acknowledges that:

(a)       The Partnership Interests have not been registered under the Securities Act or the securities laws of any other jurisdiction, are issued in reliance upon federal and state exemptions for transactions not involving a public offering, and cannot be disposed of unless (i) they are subsequently registered or exempted from registration under the Securities Act and (ii) the provisions of this Agreement have been complied with;

(b)       Such Partner (i) is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act, and (ii) agrees to furnish any additional information requested by the General Partner or the Partnership to assure compliance with applicable U.S. federal and state securities laws in connection with the purchase and sale of the Partnership Interests;

(c)       Such Partner’s Partnership Interests are being acquired for such Partner’s own account solely for investment and not with a view to resale or distribution thereof;

(d)       Such Partner has been advised to obtain independent counsel to advise such Partner individually in connection with the drafting, preparation, negotiation, and/or review of this Agreement and, if applicable, the Joinder Agreement;

(e)       Such Partner has conducted such Partner’s own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, and prospects of the Partnership and such Partner acknowledges having been provided adequate access to the personnel, properties, premises, and records of the Partnership for such purpose;

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(f)       The determination of such Partner to acquire Partnership Interests has been made by such Partner independent of any other Partner and independent of any statements or opinions as to the advisability of such purchase or as to the business, operations, assets, liabilities, results of operations, financial condition, and prospects of the Partnership that may have been made or given by any other Partner or by any Affiliate of any other Partner;

(g)       Such Partner has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Partnership and making an informed decision with respect thereto;

(h)       Such Partner is able to bear the economic and financial risk of an investment in the Partnership for an indefinite period of time;

(i)       The execution, delivery, and performance of this Agreement or the Joinder Agreement by such Partner (i) if it is an entity, have been duly authorized by all requisite entity action on the part of such Partner and do not require such Partner to obtain any consent or approval that has not been obtained; and (ii) do not contravene or result in a default in any material respect under (A) any provision of any law or regulation applicable to such Partner; (B) if such Partner is an entity, its governing documents; or (C) any agreement or instrument to which such Partner is a party or by which such Partner is bound; and

(j)       This Agreement is valid, binding, and enforceable against such Partner in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights or general equity principles (regardless of whether considered at law or in equity).

Section 4.04      Meetings of Partners.

(a)       Meetings of the Partners may be called by (i) the General Partner or (ii) a Requisite Interest.

(b)       Written notice stating the place, date, and time of the meeting and, in the case of a meeting of the Partners not regularly scheduled, describing the purposes for which the meeting is called, shall be delivered not fewer than ten (10) days and not more than thirty (30) days before the date of the meeting to each Partner, by or at the direction of the General Partner or the Partner(s) calling the meeting, as the case may be. The Partners may hold meetings at the Partnership’s principal office or at such other place as the General Partner or the Partner(s) calling the meeting may designate in the notice for such meeting.

(c)       Any Partner may participate in a meeting of the Partners by means of conference telephone or other communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

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(d)       On any matter that is to be voted on by Partners, a Partner may vote in person or by proxy, and such proxy may be granted in writing, by means of Electronic Transmission, or as otherwise permitted by the Delaware Act. Every proxy shall be revocable in the discretion of the Partner executing it unless otherwise provided in such proxy; provided, that such right to revocation shall not invalidate or otherwise affect actions taken under such proxy prior to such revocation. Each Partner shall have the number of votes at such meeting equal to the Percentage Interest of such Partner.

(e)       The business to be conducted at such meeting need not be limited to the purpose described in the notice and can include other business to be conducted by Partners; provided, that the Partners shall have been notified of the meeting in accordance with Section 4.04(b). Attendance of a Partner at any meeting shall constitute a waiver of notice of such meeting, except where a Partner attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

Section 4.05      Quorum; Required Vote. A quorum of any meeting of the Partners shall require the presence in person or by proxy of a Requisite Interest. Subject to Section 4.06, no action at any meeting may be taken by the Partners unless such quorum is present. Subject to Section 4.06 and any other provision of this Agreement or the Delaware Act requiring the vote, consent, or approval of a different Percentage Interest of the Partners, no action may be taken by the Partners at any meeting at which a quorum is present without the affirmative vote of a Requisite Interest.

Section 4.06      Action without Meeting. Notwithstanding the provisions of Section 4.04 and Section 4.05, any matter that is to be voted on, consented to, or approved by Partners may be taken without a meeting, without prior notice, and without a vote if consented to, in writing or by Electronic Transmission, by a Partner or Partners holding not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which each Partner entitled to vote on the action were present and voted. The General Partner shall provide prompt notice of the taking of action without a meeting to any Partners who have not approved such action in writing. A record shall be maintained by the General Partner of each such action taken by written consent.

Section 4.07      No Personal Liability. Except as otherwise expressly provided in the Delaware Act, by Applicable Law, or expressly stated in this Agreement, no Limited Partner will be obligated personally for any debt, obligation, or liability of the Partnership or other Partners, whether arising in contract, tort, or otherwise, solely by reason of being a Limited Partner.

Section 4.08      No Interest in Partnership Property. No real or personal property of the Partnership shall be deemed to be owned by any Partner individually, but shall be owned by, and title shall be vested solely in, the Partnership. Without limiting the foregoing, each Partner hereby irrevocably waives during the term of the Partnership any right that such Partner may have to maintain any action for partition with respect to the property of the Partnership.

Section 4.09      Certification of Partnership Interests.

(a)       The General Partner may, but shall not be required to, issue certificates to the Partners representing the Partnership Interests held by the Partners.

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(b)       If the General Partner issues certificates representing Partnership Interests in accordance with Section 4.09(a), then in addition to any other legend required by Applicable Law, all certificates representing issued and outstanding Partnership Interests shall bear a legend substantially in the following form:

THE PARTNERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LIMITED PARTNERSHIP AGREEMENT AMONG ITS PARTNERS, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE LIMITED PARTNERSHIP. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION, OR OTHER DISPOSITION OF THE PARTNERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH LIMITED PARTNERSHIP AGREEMENT.

THE PARTNERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED, OR OTHERWISE DISPOSED EXCEPT PURSUANT TO (A) A REGISTRATION STATEMENT EFFECTIVE UNDER SUCH ACT AND LAWS OR (B) AN EXEMPTION FROM REGISTRATION THEREUNDER.

Section 4.10      Other Activities; Business Opportunities. Each Partner and such Partner’s Affiliates may, subject to performing any of their obligations set out in this Agreement or in any other agreement to which such Partner or Affiliate is a party with the Partnership, engage in any other activities, ventures, or businesses, regardless of whether those activities, ventures, or businesses are similar to or competitive with the Business; provided that such Partner or Affiliate does not engage in such activity, venture, or business as a result of or using Confidential Information without the General Partner’s consent. None of the Partners or any of their Affiliates shall be obligated to (a) account to the Partnership or to any other Partner for any profits or income earned or derived from such other activities, ventures, or businesses or (b) inform the Partnership or the other Partners of any investment or business opportunity of any type or description.

Section 4.11      Power of Attorney. Each Limited Partner, by such Limited Partner’s execution of this Agreement or a Joinder Agreement, appoints the General Partner as such Partner’s attorney-in-fact for the purpose of executing, swearing to, acknowledging, and delivering any certificates, documents, and other instruments as may be necessary, appropriate, or advisable in the judgment of the General Partner to qualify the Partnership to conduct business, conduct, or continue the business of the Partnership, effect the dissolution and winding up of the Partnership, or comply with Applicable Law and in each case that are not inconsistent with this Agreement. This power of attorney is irrevocable and is coupled with an interest.

ARTICLE V
Allocations

Section 5.01      Allocation of Net Income and Net Loss. For each Fiscal Year (or portion thereof), after giving effect to the special allocations set forth in Section 5.02, Net Income and Net Loss of the Partnership shall be allocated among the Partners pro rata in accordance with their Percentage Interests.

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Section 5.02      Regulatory and Special Allocations. Notwithstanding the provisions of Section 5.01:

(a)       If there is a net decrease in Partnership Minimum Gain (determined according to Treasury Regulations Section 1.704-2(d)(1)) during any Fiscal Year, each Partner shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.02 is intended to comply with the “minimum gain chargeback” requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b)       Partner Nonrecourse Deductions shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i). Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Fiscal Year, each Partner that has a share of such Partner Nonrecourse Debt Minimum Gain shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to that Partner’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain. Items to be allocated pursuant to this paragraph shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.02(b) is intended to comply with the “minimum gain chargeback” requirements in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c)       Nonrecourse Deductions shall be allocated to the Partners in accordance with their Percentage Interests.

(d)       In the event any Limited Partner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6), Net Income shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit created by such adjustments, allocations, or distributions as quickly as possible. This Section 5.02(d) is intended to comply with the “qualified income offset” requirement in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(e)       The allocations set forth in paragraphs (a), (b), (c), and (d) above (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations under Code Section 704. Notwithstanding any other provisions of this ARTICLE V (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating Net Income and Net Losses among Partners so that, to the extent possible, the net amount of such allocations of Net Income and Net Losses and other items and the Regulatory Allocations to each Partner shall be equal to the net amount that would have been allocated to such Partner if the Regulatory Allocations had not occurred.

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Section 5.03      Tax Allocations.

(a)       Subject to Section 5.03(b), Section 5.03(c), and Section 5.03(d), all income, gains, losses, and deductions of the Partnership shall be allocated, for federal, state, and local income tax purposes, among the Partners in accordance with the allocation of such income, gains, losses, and deductions pursuant to Section 5.01 and Section 5.02, except that if any such allocation for tax purposes is not permitted by the Code or other Applicable Law, the Partnership’s subsequent income, gains, losses, and deductions shall be allocated among the Partners for tax purposes, to the extent permitted by the Code and other Applicable Law, so as to reflect as nearly as possible the allocation set forth in Section 5.01 and Section 5.02.

(b)       Items of Partnership taxable income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall be allocated among the Partners in accordance with Code Section 704(c) and the traditional method with curative allocations of Treasury Regulations Section 1.704-3(c), so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its Book Value.

(c)       If the Book Value of any Partnership asset is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) as provided in clause (c) of the definition of Book Value in Section 1.01, subsequent allocations of items of taxable income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c).

(d)       Allocations of tax credit, tax credit recapture, and any items related thereto shall be allocated to the Partners according to their interests in such items as determined by the General Partner taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii).

(e)       Allocations pursuant to this Section 5.03 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Net Income, Net Losses, distributions, or other items pursuant to any provisions of this Agreement.

Section 5.04      Allocations in Respect of Transferred Partnership Interests. In the event of a Transfer of Partnership Interests during any Fiscal Year made in compliance with the provisions of ARTICLE VIII, Net Income, Net Losses, and other items of income, gain, loss, and deduction of the Partnership attributable to such Partnership Interests for such Fiscal Year shall be determined using the interim closing of the books method.

ARTICLE VI
Distributions

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Section 6.01      General.

(a)       Except as provided in Section 11.03 (relating to liquidation), the General Partner shall cause the Partnership to distribute any available cash of the Partnership, after allowance for payment of all debts, liabilities, and obligations of the Partnership then due and payable and such reasonable reserves as the General Partner may determine, to the Partners, at such times as the General Partner may determine; provided, that any such distribution shall be made to all Partners pro rata in accordance with their Percentage Interests.

(b)       Notwithstanding any provision to the contrary contained in this Agreement, the General Partner shall not make any Partnership distribution to any Partner if such distribution would violate § 17-607 of the Delaware Act or other Applicable Law.

Section 6.02      Reserved.

Section 6.03      Tax Withholding; Withholding Advances.

(a)       Each Partner agrees to furnish the Partnership with any representations and forms as shall be reasonably requested by the General Partner to assist it in determining the extent of, and in fulfilling, any withholding obligations it may have.

(b)       The Partnership is hereby authorized at all times to make payments (“Withholding Advances”) with respect to each Partner in amounts required to discharge any obligation of the Partnership (as determined by the Partnership Representative based on the advice of legal or tax counsel to the Partnership) to withhold or make payments to any federal, state, local, or foreign taxing authority (a “Taxing Authority”) with respect to any distribution or allocation by the Partnership of income or gain to such Partner and to withhold the same from distributions to such Partner. Any funds withheld from a distribution by reason of this Section 6.03(b) shall nonetheless be deemed distributed to the Partner in question for all purposes under this Agreement. If the Partnership makes any Withholding Advance in respect of a Partner hereunder that is not immediately withheld from actual distributions to the Partner, then the Partner shall promptly reimburse the Partnership for the amount of such payment, plus interest at a rate equal to the prime rate published in the Wall Street Journal on the date of payment plus two percent (2.0%) per annum, compounded annually, on such amount from the date of such payment until such amount is repaid (or deducted from a distribution) by the Partner (any such payment shall not constitute a Capital Contribution).

(c)       Each Partner hereby agrees to indemnify and hold harmless the Partnership and the other Partners from and against any liability with respect to taxes, interest, or penalties that may be asserted by reason of the Partnership’s failure to deduct and withhold tax on amounts distributable or allocable to such Partner. Notwithstanding anything herein to the contrary, the provisions of this Section 6.03(c) and the obligations of a Partner pursuant to Section 6.03(b) shall survive the termination, dissolution, liquidation, and winding up of the Partnership and the withdrawal of such Partner from the Partnership or Transfer of such Partner’s Partnership Interests. The General Partner may pursue and enforce all rights and remedies the Partnership may have against each Partner under this Section 6.03(c), including bringing a lawsuit to collect repayment with interest of any Withholding Advances.

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(d)       Neither the General Partner nor the Partnership shall be liable for any excess taxes withheld in respect of any distribution or allocation of income or gain to a Partner. In the event of an overwithholding, a Partner’s sole recourse shall be to apply for a refund from the appropriate Taxing Authority.

Section 6.04      Distributions in Kind.

(a)       The General Partner may cause the Partnership to make distributions to the Partners in the form of securities or other property held by the Partnership. In any such non-cash distribution, the securities or property so distributed will be distributed among the Partners pro rata in the same proportion as cash equal to the Fair Market Value of such securities or other property would be distributed among the Partners pursuant to Section 6.01(a).

(b)       Any such distribution of securities shall be subject to such conditions and restrictions as the General Partner determines are required or advisable to ensure compliance with Applicable Law. In furtherance of the foregoing, the General Partner may require that the Partners execute and deliver such documents as the General Partner may deem necessary or appropriate to ensure compliance with all federal and state securities laws that apply to such distribution and any further transfer of the distributed securities, and may appropriately legend the certificates that represent such securities to reflect any restriction on transfer with respect to such laws.

ARTICLE VII
Management

Section 7.01      Management of Partnership.

(a)       Subject to the provisions of Section 7.02 and except as otherwise expressly provided in this Agreement or required by non-waivable provisions of the Delaware Act: (i) the business, property, and affairs of the Partnership shall be managed, operated, and controlled by or under the exclusive direction of the General Partner; and (ii) the General Partner shall have full and complete power, authority, and discretion for, on behalf of, and in the name of the Partnership, to take such actions as it may deem necessary or advisable in connection with the management of, and to carry out any and all of the objectives and purposes of, the Partnership set forth in Section 2.05. Without limiting the foregoing provisions of this Section 7.01(a) and subject to any limitations set forth in this Agreement (including Section 7.02), the General Partner shall have the following powers (which may be delegated to one or more Officers):

(i)       to execute and deliver or to authorize the execution and delivery of contracts, deeds, leases, licenses, instruments of transfer, and other documents on behalf of the Partnership;

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(ii)       to the extent that funds are available, to pay debts and obligations of the Partnership;

(iii)       to borrow or lend money, assume, or guarantee indebtedness or other liabilities, and issue evidence of indebtedness of the Partnership;

(iv)       to acquire, utilize for Partnership purposes, or dispose of any asset of the Partnership;

(v)       to make tax, regulatory, and other filings, or render periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(vi)       to hire or engage and terminate employees (including employees having such titles as the General Partner may determine in its sole discretion) and agents, representatives, outside attorneys, accountants, consultants, and contractors of or to the Partnership, and to determine their compensation and other terms of employment or engagement;

(vii)       to obtain insurance for the Partnership;

(viii)       subject to complying with Section 10.01(a), to develop or cause to be developed accounting procedures for the maintenance of the Partnership’s books of account;

(ix)       to open or close bank accounts of the Partnership; and

(x)       to control any matters affecting the rights and obligations of the Partnership, including initiating and defending actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration, or mediation, the incurring of legal expenses, and the settlement of claims; and

(xi)       Issue any Partnership Interests, create, or issue any new class of Partnership Interests, or issue any security that is convertible into or exchangeable for a Partnership Interest;

(xii)       Accept any capital contributions to the Partnership, other than the Initial Capital Contributions;

(xiii)       Borrow any money or grant any Lien on an asset of the Partnership, whether as security for the debts and obligations of the Partnership or otherwise, or modify, extend, renew, or prepay, in whole or in part, any borrowing or loan;

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(b)       The General Partner may appoint one or more individuals as officers of the Partnership (the “Officers”) as the General Partner deems necessary or desirable to carry on the business of the Partnership and may, subject to any limitations set forth in this Agreement (including Section 7.02), delegate to the Officers such power and authority as the General Partner deems advisable, including the authority to act on behalf of and to bind, execute, and deliver documents in the name and on behalf of the Partnership. An Officer is not required to be a Partner of the Partnership. Any individual may hold two or more offices of the Partnership. Each Officer shall hold office until such Officer’s successor is designated by the General Partner or until such Officer’s earlier death, resignation, or removal. Any Officer may resign at any time upon written notice to the General Partner. Any Officer may be removed by the General Partner at any time, with or without cause. A vacancy in any office occurring because of death, resignation, removal, or otherwise may, but need not, be filled by the General Partner. No Officer, in their capacity as such, shall be considered a general partner of the Partnership by agreement, as a result of the performance of the duties delegated to such Officer by the General Partner, or otherwise.

Section 7.02      Actions Requiring Approval of Limited Partners. The General Partner shall not cause or permit the Partnership to do (or enter into any commitment to do) any of the following (each, a “Major Action”) without the prior approval of a Requisite Interest:

(a)       Except pursuant to Section 12.10, amend, modify, or waive this Agreement;

(b)       Except pursuant to Section 7.06 or in connection with a Transfer that is approved by the Limited Partners pursuant to Section 8.01(a), appoint or admit a general partner of the Partnership;

(c)       Engage in or enter into any business other than the Business;

(d)       Dissolve, wind-up, or liquidate the Partnership or initiate a bankruptcy proceeding involving the Partnership.

Section 7.03      Devotion of Time and Duties of General Partner. The General Partner shall devote so much of its time and attention to the business of the Partnership as it deems appropriate in its sole discretion for the proper performance of its duties hereunder.

Section 7.04      Compensation and Reimbursement of General Partner. Except as expressly provided in this Agreement or in any agreement that may be entered into in accordance with Section 7.02(g)., the General Partner shall not be entitled to any fees, compensation, or other remuneration for its services as General Partner, except that the Partnership shall reimburse the General Partner on a monthly basis for all ordinary and necessary out-of-pocket expenses incurred by it or its Affiliate in the performance of such services in accordance with this Agreement, including for the portion of its or its Affiliate’s administrative and overhead expenses (including the portion of any salaries of officers or employees of the General Partner or its Affiliate) reasonably utilized in the performance of such services. Any such reimbursed expenses, including for any such administrative or overhead expenses, shall be reasonable in amount in the aggregate for any Fiscal Year. Any amounts payable to the General Partner pursuant to this Section 7.04 shall be treated as expenses of the Partnership and shall not be deemed to constitute distributions to the General Partner of profit, loss, or capital of the Partnership to which it may be entitled pursuant to other provisions of this Agreement.

Section 7.05      Reserved.

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Section 7.06      Successor General Partner. Following an Event of Withdrawal regarding the General Partner, a Requisite Interest may agree in writing within ninety (90) days following the date of such event to continue the business of the Partnership and to the appointment of a successor General Partner. Any such successor General Partner shall become the General Partner (and, if necessary, admitted to the Partnership as a Partner pursuant to Section 4.02), effective as of immediately prior to such withdrawn General Partner’s ceasing to be the general partner, and the business of the Partnership shall thereafter be carried on by such successor, as General Partner. If a Requisite Interest fails to agree in writing to continue the business of the Partnership and to the appointment of a successor General Partner within ninety (90) days after the Event of Withdrawal, the Partnership shall be dissolved and wound up pursuant to ARTICLE XI.

Section 7.07      Obligations of a Former General Partner.

(a)       From and after a former General Partner’s ceasing to be a General Partner following an Event of Withdrawal or a Transfer of its General Partner Interest in accordance with the terms of this Agreement, it shall:

(i)       No longer transact any business on behalf of or exercise any authority as the general partner of the Partnership, including pursuant to Section 7.01(a);

(ii)       Cooperate fully with a successor General Partner, the Partnership, and/or the Limited Partners to effect an orderly transition of management responsibilities, including to a successor General Partner; and

(iii)       Thereafter have no further obligation or liability as general partner to the Partnership pursuant to this Agreement; provided, that nothing contained herein shall be deemed to relieve the General Partner of any obligations or liabilities arising prior to such withdrawal or Transfer.

(b)       Following an Event of Withdrawal regarding a General Partner, :

(i)       the General Partner Interest of such former General Partner shall be converted into (and thereafter shall be deemed to be) a Limited Partner Interest (to be held by such former General Partner as a Limited Partner); provided, that notwithstanding anything herein to the contrary, such Limited Partner Interest shall not have any voting rights (including pursuant to Section 7.02 or Section 7.06), except as may be required by Applicable Law.

Section 7.08      Reliance by Third Parties. Persons dealing with the Partnership are entitled to rely conclusively upon the power and authority of the General Partner set forth in this Agreement.

Section 7.09      No Action by Limited Partners. Except as otherwise specifically provided by this Agreement or required by the Delaware Act, no Limited Partner, in their capacity as a Limited Partner, shall have the power to act for or on behalf of, to bind, or to incur any expenditures on behalf of the Partnership.

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ARTICLE VIII
TRANSFER

Section 8.01      General Restrictions on Transfer.

(a)       The General Partner shall not Transfer all or any portion of its General Partner Interest to any other Person without first obtaining the written approval of a Requisite Interest.

(b)       Except as permitted pursuant to Section 8.02, a Limited Partner shall not Transfer all or any portion of their Limited Partner Interest to any other Person without first obtaining the written approval of the General Partner and a Requisite Interest.

(c)       No Transfer of Partnership Interests to a Person not already a Partner of the Partnership, including a Permitted Transferee, shall be deemed completed until the prospective Transferee is admitted as a Partner of the Partnership in accordance with Section 4.02(b). As soon as any Person who is a Partner ceases to hold any Partnership Interests, such Person shall no longer be a Partner.

(d)       Notwithstanding any other provision of this Agreement (including Section 8.02), each Partner agrees that such Partner will not Transfer all or any portion of such Partner’s Partnership Interest, and the Partnership shall not issue any Partnership Interests:

(i)       except as permitted under the Securities Act and other applicable federal or state securities or blue sky laws, and then, with respect to a Transfer of Partnership Interests, only upon delivery to the Partnership of an opinion of counsel in form and substance satisfactory to the General Partner to the effect that such Transfer may be effected without registration under the Securities Act;

(ii)       if such Transfer or issuance would cause the Partnership to be considered a “publicly traded partnership” under Section 7704(b) of the Code within the meaning of Treasury Regulations Section 1.7704-1(h)(1)(ii), including the look-through rule in Treasury Regulations Section 1.7704-1(h)(3);

(iii)       if such Transfer or issuance would affect the Partnership’s existence or qualification as a limited partnership under the Delaware Act;

(iv)       if such Transfer or issuance would cause the Partnership to lose its status as a partnership for federal income tax purposes;

(v)       if such Transfer or issuance would cause the Partnership to be required to register as an investment company under the Investment Company Act of 1940; or

(vi)       if such Transfer or issuance would cause the assets of the Partnership to be deemed “Plan Assets” as defined under the Employee Retirement Income Security Act of 1974 or its accompanying regulations or result in any “prohibited transaction” thereunder involving the Partnership.

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(e)       Any Transfer or attempted Transfer of any Partnership Interest in violation of this Agreement shall be null and void, no such Transfer shall be recorded on the Partnership’s books, and the purported Transferee in any such Transfer shall not be treated (and the purported Transferor shall continue be treated) as the owner of such Partnership Interest for all purposes of this Agreement.

(f)       For the avoidance of doubt, any Transfer of a Partnership Interest permitted by this Agreement shall be deemed a sale, transfer, assignment, or other disposal of such Partnership Interest in its entirety as intended by the parties to such Transfer, and shall not be deemed a sale, transfer, assignment, or other disposal of any less than all of the rights and benefits described in the definition of the term “General Partner Interest” or “Limited Partner Interest,” as the case may be, unless otherwise explicitly agreed to by the parties to such Transfer.

Section 8.02      Permitted Transfers. The provisions of Section 8.01(b) shall not apply to any Transfer by any Limited Partner of all or any portion of their Limited Partner Interest to any of the following:

(a)       In the case of a Limited Partner that is an individual, (i) such Limited Partner’s Spouse, parent, siblings, descendants (including adoptive relationships and stepchildren), and the Spouses of each such individual (collectively, “Family Members”); (ii) a trust under which the distribution of Partnership Interests may be made only to such Limited Partner and/or any Family Member of such Limited Partner; (iii) a charitable remainder trust, the income from which will be paid to such Limited Partner during their life; (iv) a corporation, partnership, or limited liability company, the stockholders, partners, or members of which are only such Limited Partner and/or Family Members of such Limited Partner; or (v) by will or by the laws of intestate succession, to such Limited Partner’s executors, administrators, testamentary trustees, legatees, or beneficiaries;

(b)       In the case of a Limited Partner that is not an individual, an Affiliate of such Limited Partner; or

(c)       a Limited Partner.

Section 8.03      No Withdrawal. No Partner may withdraw or resign as a Partner prior to the Transfer of such Partner’s entire Partnership Interest in accordance with this Agreement without the consent of each of the other Partners. Without limiting the foregoing, the General Partner agrees that it will not withdraw from the Partnership as general partner within the meaning of § 17-602(a) of the Delaware Act. To the extent permitted by Applicable Law, any withdrawal or resignation or attempted withdrawal or resignation by a Partner in violation of this Section 8.03 shall be null and void.

ARTICLE IX
Exculpation and Indemnification

Section 9.01      Exculpation of Covered Persons.

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(a)       Covered Persons. As used herein, the term “Covered Person” shall mean each (i) General Partner; (ii) Limited Partner; and (iii) Affiliate of a Partner, and each of their controlling Affiliates; and (iv) Officer.

(b)       Standard of Care. No Covered Person shall be liable to the Partnership or any other Covered Person for any loss, damage, or claim incurred by reason of any action taken or omitted to be taken by such Covered Person in their capacity as a Covered Person, whether or not such Person continues to be a Covered Person at the time such loss, damage, or claim is incurred or imposed, so long as such action or omission does not constitute fraud, gross negligence, willful misconduct, or a material breach of this Agreement or any Applicable Agreement, by such Covered Person.

(c)       Good Faith Reliance. A Covered Person shall be fully protected in relying in good faith upon the records of the Partnership and upon such information, opinions, reports, or statements (including financial statements and information, opinions, reports, or statements as to the value or amount of the assets, liabilities, Net Income, or Net Losses of the Partnership, or any facts pertinent to the existence and amount of assets from which distributions might properly be paid) of the following Persons or groups: (i) another Covered Person; (ii) one or more officers or employees of the Partnership; (iii) any attorney, independent accountant, appraiser, or other expert or professional employed or engaged by or on behalf of the Partnership; or (iv) any other Person selected in good faith by or on behalf of the Partnership, in each case as to matters that such relying Person reasonably believes to be within such other Person’s professional or expert competence. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in § 17-407 of the Delaware Act.

Section 9.02      Liabilities and Duties of Covered Persons.

(a)       Limitation of Liability. This Agreement is not intended to, and does not, create or impose any fiduciary duty on any Covered Person. Furthermore, each of the Partners and the Partnership hereby waives any and all fiduciary duties that, absent such waiver, may be implied by Applicable Law, and in doing so, acknowledges and agrees that the duties and obligations of each Covered Person to each other and to the Partnership are only as expressly set forth in this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of such Covered Person.

(b)       Duties. Whenever in this Agreement a Covered Person is permitted or required to make a decision (including a decision that is in such Covered Person’s “discretion” or under a grant of similar authority or latitude), such Covered Person shall be entitled to consider only such interests and factors as such Covered Person desires, including such Covered Person’s own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Partnership or any other Person. Whenever in this Agreement a Covered Person is permitted or required to make a decision in such Covered Person’s “good faith,” the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other Applicable Law.

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Section 9.03      Indemnification.

(a)       Indemnification. To the fullest extent permitted by the Delaware Act, as the same now exists or may hereafter be amended, substituted, or replaced (but, in the case of any such amendment, substitution, or replacement, only to the extent that such amendment, substitution, or replacement permits the Partnership to provide broader indemnification rights than the Delaware Act permitted the Partnership to provide prior to such amendment, substitution, or replacement), the Partnership shall indemnify, hold harmless, defend, pay, and reimburse any Covered Person from and against any and all losses, claims, damages, judgments, fines, or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines, or liabilities, and any amounts expended in settlement of any claims (collectively, “Losses”) to which such Covered Person may become subject by reason of any act or omission or alleged act or omission performed or omitted to be performed on behalf of or for the benefit of the Partnership; provided, that (i) such Covered Person acted in good faith and in a manner believed by such Covered Person to be in, or not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful and (ii) such act or omission did not constitute fraud, gross negligence, willful misconduct, or a material breach of this Agreement or any Applicable Agreement, in each case as determined by a final, non-appealable order of a court of competent jurisdiction. In connection with the foregoing, the termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Covered Person did not act in good faith or, with respect to any criminal proceeding, had reasonable cause to believe that such Covered Person’s conduct was unlawful, or that the Covered Person’s conduct constituted fraud, gross negligence, willful misconduct, or a material breach of this Agreement or any Applicable Agreement.

(b)       Advancement. To the fullest extent permitted by Applicable Law, expenses (including reasonable legal fees and expenses) incurred by a Covered Person in connection with investigating, preparing to defend, or defending any claim relating to any Losses for which such Covered Person may be entitled to be indemnified pursuant to Section 9.03(a) shall, from time to time, be advanced by the Partnership prior to a final, non-appealable determination of a court of competent jurisdiction that, in respect of such matter, such Covered Person is not entitled to indemnification for such Losses; provided, however, that the Covered Person shall have provided to the Partnership (i) written affirmation of such Covered Person’s good faith belief that such Covered Person has met the standard of conduct necessary for indemnification for such Losses under Section 9.03(a); and (ii) an undertaking to repay all such advanced amounts if it shall ultimately be determined that the Covered Person is not entitled to such indemnification. Notwithstanding the foregoing or anything herein to the contrary, (x) the Partnership shall not be required to advance expenses incurred by a Covered Person in connection with a claim initiated against such Covered Person by the General Partner or the Partnership; and (y) any advancement of expenses of the General Partner or its Affiliate shall, unless ordered by a court of competent jurisdiction and without limitation of their obligation to repay such advanced amounts if it shall ultimately be determined that the General Partner or such Affiliate is not entitled to such indemnification, be provided by the Partnership only upon a determination by independent legal counsel that, based on the facts known to such counsel at the time such determination is made, indemnification of the General Partner or such Affiliate in respect of the claim to be advanced is proper in such circumstances because it has met the applicable standard of conduct necessary for indemnification of such Losses under Section 9.03(a).

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(c)       Notice of Proceeding. The General Partner shall promptly report the commencement of any proceeding regarding or claim for indemnification or advancement under this Section 9.03, and the material details and developments in respect thereof, to the Limited Partners.

(d)       Entitlement to Indemnity. The indemnification provided by this Section 9.03 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement or otherwise. The provisions of this Section 9.03 shall continue to afford protection to each Covered Person regardless of whether such Covered Person remains in the position or capacity pursuant to which such Covered Person became entitled to indemnification under this Section 9.03 and shall inure to the benefit of the executors, administrators, legatees, and distributees of such Covered Person.

(e)       Insurance. To the extent available on commercially reasonable terms, the General Partner shall use commercially reasonable efforts to cause the Partnership to purchase and maintain insurance to cover Losses covered by the foregoing indemnification provisions and to otherwise cover Losses for any breach or alleged breach by any Covered Person of such Covered Person’s duties in such amount and with such deductibles as the General Partner may determine; provided, that the failure to obtain such insurance shall not affect the right to indemnification of any Covered Person under the indemnification provisions contained herein, including the right to be reimbursed or advanced expenses or otherwise indemnified for Losses hereunder. If any Covered Person recovers any amounts in respect of any Losses from any insurance coverage, then such Covered Person shall, to the extent that such recovery is duplicative, reimburse the Partnership for any amounts previously paid to such Covered Person by the Partnership in respect of such Losses.

(f)       Funding of Indemnification Obligation. Notwithstanding anything contained herein to the contrary, any indemnity by the Partnership relating to the matters covered in this Section 9.03 shall be provided out of and to the extent of Partnership assets only, and no Partner (unless such Partner otherwise agrees in writing) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity by the Partnership.

(g)       Savings Clause. If this Section 9.03 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Partnership shall nevertheless indemnify and hold harmless each Covered Person pursuant to this Section 9.03 to the fullest extent permitted by any applicable portion of this Section 9.03 that shall not have been invalidated and to the fullest extent permitted by Applicable Law.

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(h)       Amendment. The provisions of this Section 9.03 shall be a contract between the Partnership, on the one hand, and each Covered Person who served in such capacity at any time while this Section 9.03 is in effect, on the other hand, pursuant to which the Partnership and each such Covered Person intend to be legally bound. No amendment, modification, or repeal of this Section 9.03 that adversely affects the rights of a Covered Person to indemnification for Losses incurred or relating to a state of facts existing prior to such amendment, modification, or repeal shall apply in such a way as to eliminate or reduce such Covered Person’s entitlement to indemnification for such Losses without the Covered Person’s prior written consent.

Section 9.04      Survival. The provisions of this ARTICLE IX shall survive the dissolution, liquidation, winding up, and termination of the Partnership.

ARTICLE X
Accounting; REPORTING; Tax Matters

Section 10.01      Books and Records.

(a)       The General Partner shall maintain or cause to be maintained at the office of the Partnership full and accurate books of the Partnership (which at all times shall remain the property of the Partnership), in the name of the Partnership, and separate and apart from the books of the General Partner and its Affiliates, including true and complete accounts of all transactions of or on behalf of the Partnership, a list of the names, addresses, and interests of all Partners, and all other books, records, and information required by the Delaware Act. The Partnership’s books and records shall be maintained in accordance with GAAP. The Partnership shall initially retain Novogradac & Company LLC as its independent certified public accountant. The General Partner may cause the Partnership to retain any other accounting firm as its independent certified public accounting firm as it may from time to time determine.

(b)       Subject to Section 12.03, each Limited Partner shall be allowed full and complete access to review all records and books of account of the Partnership for a purpose reasonably related to such Limited Partner’s interest as a Limited Partner of the Partnership at the offices of the Partnership (or such other location designated by the General Partner) during regular business hours, at such Limited Partner’s expense, and upon two (2) Business Days’ notice to the General Partner. The General Partner shall retain all records and books relating to the Partnership for a period of at least five (5) years after the termination of the Partnership. Each Limited Partner agrees that (i) such books and records contain confidential information relating to the Partnership and its affairs that is subject to Section 12.03; and (ii) the General Partner shall have the right, except as prohibited by the Delaware Act, to prohibit or otherwise limit in its reasonable discretion the making of any copies of such books and records.

Section 10.02       Reports to Partners.

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(a)       The General Partner shall use its best efforts to prepare and furnish to each Limited Partner at the Partnership’s expense with respect to each Fiscal Year of the Partnership within one hundred twenty (120) days after the close of such Fiscal Year:

(i)       audited financial statements of the Partnership (including an income statement, balance sheet, statement of cash flows, and statement of partners’ capital) prepared in accordance with GAAP;

(ii)       a summary description of any material events regarding the business of the Partnership during such Fiscal Year; and

(iii)       a statement of the amount of such Limited Partner’s share in the Partnership’s taxable income or loss for such Fiscal Year and information relating to the nature thereof, (including copies of IRS Schedule K-1) in sufficient detail to enable it to prepare such Limited Partner’s federal, state, and local income tax and information returns.

(b)       Notwithstanding the above, Partners acknowledge that it may require a substantial period of time after the end of the Partnership’s fiscal year to obtain the requisite information to prepare and deliver Schedules K-1 and for such reason, Partners who are U.S. taxpayers should anticipate the need to file annually with the IRS (and certain states) a request for an extension past the due date of their income tax return.

Section 10.03      Income Tax Status. The Partners intend that the Partnership shall be treated as a partnership for U.S., federal, state, and local income tax purposes. Neither the Partnership nor any Partner shall make an election for the Partnership to be classified as other than a partnership pursuant to Treasury Regulations Section 301.7701-3.

Section 10.04      Partnership Funds. All funds of the Partnership shall be deposited in its name in such federally insured checking, savings, or other bank accounts, or held in its name in the form of such other investments, as shall be designated by the General Partner. The funds of the Partnership shall not be commingled with the funds of any other Person. All withdrawals of such deposits or liquidations of such investments by the Partnership shall be made exclusively upon the signature of the General Partner or such Officer, Officers or service providers as the General Partner may designate.

Section 10.05      Partnership Representative.

(a)       Designation. The General Partner shall be designated as the “partnership representative” (the “Partnership Representative”) as provided in Section 6223(a) of the Code (or under any applicable state or local law providing for an analogous capacity). Notwithstanding anything herein to the contrary, any expenses incurred by the Partnership Representative in carrying out its responsibilities and duties in such capacity under this Agreement shall be an expense of the Partnership for which the Partnership Representative shall be reimbursed by the Partnership. The Partnership Representative shall appoint an individual (the “Designated Individual”) meeting the requirements of Treasury Regulation Section 301.6223-1(c)(3) as the sole person authorized to represent the Partnership Representative in audits and other proceedings governed by the Partnership Tax Audit Rules. To the extent provided in the Partnership Tax Audit Rules, the General Partner shall have the power to remove and replace the Designated Individual and to designate a successor Partnership Representative or Designated Individual. If an Event of Withdrawal occurs, a Requisite Interest shall designate a successor Partnership Representative and Designated Individual.

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(b)       Tax Examinations and Audits. The Partnership Representative is authorized and required to represent the Partnership in connection with all examinations of the affairs of the Partnership by any Taxing Authority, including any resulting administrative and judicial proceedings, and to expend funds of the Partnership for professional services and costs associated therewith. Each Partner agrees that any action taken by the Partnership Representative in connection with audits of the Partnership (including actions by the Designated Individual in an audit governed by the Partnership Tax Audit Rules) shall be binding upon such Partner and that such Partner shall not independently act with respect to tax audits or tax litigation affecting the Partnership. The Partnership Representative shall have sole discretion to determine whether the Partnership (either on its own behalf or on behalf of the Partners) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any Taxing Authority. Each Partner agrees to cooperate with the Partnership Representative and to do or refrain from doing any or all things reasonably requested by the Partnership Representative with respect to the conduct of examinations by Taxing Authorities and any resulting proceedings; provided, that a Partner shall not be required to file an amended federal income tax return, as described in Section 6225(c)(2)(A) of the Code.

(c)       Partnership Tax Audit Rules. Except as otherwise set forth herein, in the event of an audit of the Partnership that is subject to the Partnership Tax Audit Rules or any analogous provision of state or local law, the Partnership Representative and the Designated Individual shall have the right to make any and all elections and to take any actions that are available to be made or taken by the Partnership Representative, the Designated Individual, or the Partnership under the Partnership Tax Audit Rules. To the extent that the Partnership Representative and Designated Individual do not make an election under Section 6221(b) of the Code, the Partnership Representative and the Designated Individual shall use commercially reasonable efforts to reduce to the extent possible the amount of tax owed by the Partnership pursuant to an audit under the Partnership Tax Audit Rules (or analogous state or local partnership audit procedures) by either (i) making any modifications available under Section 6225(c)(3), (4), and (5) of the Code (or analogous provisions of state or local law) or (ii) making a timely election under Section 6226 of the Code (or an analogous provision of state or local law). If an election under Section 6226(a) of the Code is made, the Partnership shall furnish to each Partner for the year under audit a statement of the Partner’s share of any adjustment set forth in the notice of final partnership adjustment, and each Partner shall take such adjustment into account as required under Section 6226(b) of the Code.

(d)       Tax Returns and Tax Deficiencies. Each Partner agrees that such Partner shall not treat any Partnership item inconsistently on such Partner’s federal, state, foreign, or other income tax return with the treatment of the item on the Partnership’s return. Any deficiency for taxes imposed on any Partner (including penalties, additions to tax, or interest imposed with respect to such taxes and any tax deficiency imposed pursuant to Section 6226 of the Code) will be paid by such Partner and if required to be paid (and actually paid) by the Partnership, will be recoverable from such Partner as provided in Section 6.03(c).

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(e)       Tax Return Preparation and Filing. The General Partner shall cause to be prepared and timely filed all US and non-US tax returns required to be filed by or for the Partnership.

(f)        Survival. The provisions of this Section 10.05 and the obligations of a Partner or former Partner pursuant to Section 10.05 shall survive the termination, dissolution, liquidation, and winding up of the Partnership and the withdrawal of such Partner from the Partnership or Transfer of such Partner’s Partnership Interests.

ARTICLE XI
 DISSOLUTION AND LIQUIDATION

Section 11.01      Events of Dissolution. The Partnership shall be dissolved and its affairs wound up only upon the occurrence of any of the following events:

(a)       An election to dissolve the Partnership made by the General Partner and a Requisite Interest;

(b)       The sale, exchange, involuntary conversion, or other disposition or transfer of all or substantially all the assets of the Partnership;

(c)       An Event of Withdrawal occurs regarding the General Partner; provided that the Partnership shall not be dissolved if (i) within ninety (90) days after the date on which the Event of Withdrawal occurs, a Requisite Interest shall have elected to continue the business of the Partnership and agreed to the appointment, effective as of the date of such event, of a successor General Partner, as provided in Section 7.06; or (ii) at such time there is at least one remaining General Partner (who is authorized to and does carry on the business of the Partnership) and at least one Limited Partner;

(d)       The entry of a decree of judicial dissolution under § 17-802 of the Delaware Act; or

(e)       At any time there are no Limited Partners, unless the Partnership is continued in accordance with the Delaware Act.

Section 11.02      Effectiveness of Dissolution. Except as set forth in Section 11.01(c), dissolution of the Partnership shall be effective on the day on which the event described in Section 11.01 occurs, but the Partnership shall not terminate until the winding up of the Partnership has been completed, the assets of the Partnership have been distributed as provided in Section 11.03, and the Certificate of Limited Partnership shall have been cancelled as provided in Section 11.04.

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Section 11.03      Liquidation. If the Partnership is dissolved pursuant to ARTICLE XI, the Partnership shall be liquidated and its business and affairs wound up in accordance with the Delaware Act and the following provisions:

(a)       Liquidator. The General Partner, or if an Event of Withdrawal regarding the General Partner caused the dissolution of the Partnership, such other Person who may be appointed by a Requisite Interest shall act as liquidator to wind up the Partnership (the “Liquidator”). The Liquidator shall have full power and authority to sell, assign, and encumber any or all of the Partnership’s assets and to wind up and liquidate the affairs of the Partnership in any reasonable manner that the Liquidator shall determine to be in the best interest of the Partners or their successors.

(b)       Accounting. As promptly as possible after dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Partnership’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.

(c)       Distribution of Proceeds. The Liquidator shall liquidate the assets of the Partnership and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of Applicable Law:

(i)       first, to the payment of all of the Partnership’s debts and liabilities to its creditors (including Partners, if applicable, and to the extent permitted by Applicable Law) and the expenses of liquidation;

(ii)       second, to the establishment of and additions to reserves that are determined by the Liquidator to be reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership; and

(iii)       third, to the Partners in accordance with the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments for the taxable year of the Partnership during which the liquidation of the Partnership occurs.

(d)       Discretion of Liquidator. Notwithstanding Section 6.04 or the provisions of Section 11.03(c) that require the liquidation of the assets of the Partnership, but subject to the order of priorities set forth in Section 11.03(c), if upon dissolution of the Partnership the Liquidator reasonably determines that an immediate sale of part or all of the Partnership’s assets would be impractical or could cause undue loss to the Partners, the Liquidator may defer the liquidation of any assets except those necessary to satisfy Partnership liabilities and reserves, and may, with the consent of a Requisite Interest, distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the provisions of Section 11.03(c), undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation. Any such distribution in kind shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operating of such properties at such time. For purposes of any such distribution, any property to be distributed shall be valued at its Fair Market Value as determined by the Liquidator in good faith.

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Section 11.04      Cancellation of Certificate. Upon completion of the distribution of the assets of the Partnership as provided in Section 11.03(c), the Partnership shall be terminated and the Liquidator shall cause the cancellation of the Certificate of Limited Partnership in the State of Delaware and of all qualifications and registrations of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware and shall take such other actions as may be necessary to terminate the Partnership.

Section 11.05      Survival of Rights, Duties, and Obligations. Dissolution, liquidation, winding up, or termination of the Partnership for any reason shall not release any party from any Loss that at the time of such dissolution, liquidation, winding up, or termination already had accrued to any other party or thereafter may accrue in respect of any act or omission prior to such dissolution, liquidation, winding up, or termination. For the avoidance of doubt, none of the foregoing shall replace, diminish, or otherwise adversely affect any Partner’s right to indemnification pursuant to Section 9.03.

Section 11.06      Recourse for Claims. Each Partner shall look solely to the assets of the Partnership for all distributions with respect to the Partnership, such Partner’s Capital Account, and such Partner’s share of Net Income, Net Loss, and other items of income, gain, loss, and deduction, and shall have no recourse therefor (upon dissolution or otherwise) against the Liquidator or any other Partner.

ARTICLE XII
Miscellaneous

Section 12.01      Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel and any other advisors, incurred in connection with the preparation and execution of this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby, shall be paid by the party incurring such costs and expenses.

Section 12.02      Further Assurances. Each Limited Partner hereby agrees, at the request of the General Partner, to execute and deliver such additional documents, instruments, conveyances, and assurances, and to take such further actions as may be required to carry out the intent and purposes of this Agreement; provided, however, that in no event shall any of the foregoing materially increase any Limited Partner’s obligations hereunder or materially decrease any Limited Partner’s rights hereunder.

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Section 12.03      Confidentiality. Any non-public proprietary or confidential information, including any trade secrets, relating to (a) a Partner’s or such Partner’s Affiliate’s business, operation, or finances or (b) the Partnership and its business, operation, or finances received by a Partner (each, a “Receiving Person”) is referred to herein as “Confidential Information.” All such information received by a Receiving Person shall be presumed to be Confidential Information at the time of delivery or other disclosure to such Receiving Person. Nothing herein shall restrict the disclosure by a specified Partner of information relating to the business, operation, or finances of such specified Partner or such Partner’s Affiliate (and, with respect to such specified Partner, such information shall not constitute Confidential Information). All Confidential Information shall be protected by the Receiving Person from disclosure with the same degree of care that the Receiving Person uses to protect such Receiving Person’s own Confidential Information from disclosure, and in no event less than a commercially reasonable level of care. Without limiting the foregoing, each Receiving Person agrees (i) not to disclose Confidential Information to any Person, except to those of such Receiving Person’s employees or representatives that need to know such Confidential Information in connection with the conduct of the business of the Partnership and that have agreed to maintain the confidentiality of such Confidential Information; and (ii) that neither such Receiving Person nor any of such Receiving Person’s employees or representatives will use such Confidential Information for any purpose other than in connection with the conduct of the business of the Partnership; provided that such restrictions shall not apply (and such Receiving Person shall not be required to protect such Confidential Information) if such Confidential Information: (x) is or hereafter becomes public, other than by breach of this Agreement by such Receiving Person or such Receiving Persons’ employees or representatives; (y) was already in the possession of the Receiving Person prior to any disclosure of the Confidential Information to the Receiving Person by the disclosing Partner or the Partnership; or (z) has been or is hereafter obtained by the Receiving Person from a third party not bound by any confidentiality obligation with respect to such Confidential Information; provided, further, that nothing herein shall prevent any Partner from disclosing any portion of such Confidential Information (A) to the General Partner in connection with the Partnership’s business; (B) pursuant to judicial order or in response to a Governmental Authority inquiry, by subpoena, or other legal process, but only to the extent required by such order, inquiry, subpoena, or process, and only after reasonable notice to the original disclosing party, where permitted by Applicable Law; (C) in order to initiate, defend, or otherwise pursue legal proceedings between or among the Partners regarding this Agreement; (D) with respect to any Confidential Information relating to the Partnership and its business, operation, or finances (“Partnership Confidential Information”), to any investor in such Partner or its Affiliate as part of disclosures to such investor in the ordinary course of such Partner’s or its Affiliate’s business; (E) to a Partner’s attorneys, accountants, or other representatives that have a need to know such Confidential Information and have agreed (or are required by applicable ethical standards) to maintain the confidentiality of such Confidential Information; (F) with respect to Partnership Confidential Information, as necessary or appropriate for a Partner to comply with the Securities Act and applicable state securities laws, or (G) with respect to Partnership Confidential Information, by the General Partner to the extent it deems necessary or appropriate in connection with the management or operation of the Partnership.

Section 12.04      Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by electronic transmission or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.04):

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If to the Partnership:	Park View QOZB OP, LP, One Beacon Street, 32nd Floor, Boston, MA 02108 Email: investorrelations@parkviewozreit.com Attention: General Partner

If to a Partner, to such Partner’s respective mailing address or email address, as set forth on the Partners Schedule.

Section 12.05      Headings. The headings in this Agreement are inserted for convenience or reference only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision of this Agreement.

Section 12.06      Severability. If any term or provision of this Agreement is held to be invalid, illegal, or unenforceable under Applicable Law in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 9.03(g), upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 12.07      Entire Agreement. This Agreement, together with the Certificate of Limited Partnership and all related Exhibits and Schedules, constitutes the sole and entire agreement between the General Partner or the Partnership and the Limited Partners with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

Section 12.08      Successors and Assigns. Subject to the restrictions on Transfers set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, and permitted assigns. This Agreement may not be assigned by any Partner except as permitted by this Agreement and any assignment in violation of this Agreement shall be null and void.

Section 12.09      No Third-Party Beneficiaries. Except as provided in ARTICLE IX, which shall be for the benefit of and enforceable by Covered Persons as described therein, this Agreement is for the sole benefit of the parties hereto (and their respective heirs, executors, administrators, successors, and permitted assigns) and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any creditor of the Partnership, any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 12.10      Amendment. No provision of this Agreement may be amended or modified except by an instrument in writing executed by each of the Partners. Any such written amendment or modification will be binding upon the Partnership and each Partner. Notwithstanding the foregoing, amendments to the Partners Schedule may be made by the General Partner in accordance with Section 4.01(b).

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Section 12.11      Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. For the avoidance of doubt, nothing contained in this Section 12.11 shall diminish any of the explicit and implicit waivers described in this Agreement, including in Section 4.04(e) and Section 12.14.

Section 12.12      Governing Law. All issues and questions concerning the application, construction, validity, interpretation, and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

Section 12.13      Submission to Jurisdiction. The parties hereby agree that any suit, action, or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort, or otherwise, shall be brought in the United States District Court for the District of Delaware or in the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, in the Superior Court of the State of Delaware), so long as one of such courts shall have subject matter jurisdiction over such suit, action, or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action, or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding in any such court or that any such suit, action, or proceeding that is brought in any such court has been brought in an inconvenient form. Service of process, summons, notice, or other document by registered mail to the address set forth in Section 12.04 shall be effective service of process for any suit, action, or other proceeding brought in any such court.

Section 12.14      Waiver of Jury Trial. Each party hereto hereby acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

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Section 12.15      Equitable Remedies. Each party hereto acknowledges that a breach or threatened breach by such party of any of such party’s obligations under this Agreement would give rise to irreparable harm to the other parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

Section 12.16      Remedies Cumulative. The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise, except to the extent expressly provided in Section 9.02 to the contrary.

Section 12.17      Interpretation and Construction . Each party hereto acknowledges that (a) such party has reviewed this Agreement with independent counsel of such party’s selection and (b) any presumption or rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments hereto.

Section 12.18      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of Electronic Transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 12.19      Spousal Consent. Each Partner who has a Spouse on the date of this Agreement shall cause such Partner’s Spouse to execute and deliver to the Partnership a spousal consent in the form of Exhibit B hereto (a “Spousal Consent”), pursuant to which the Spouse acknowledges that such Spouse has read and understood the Agreement and agrees to be bound by its terms and conditions. If any Partner should marry or engage in a Marital Relationship following the date of this Agreement, such Partner shall cause such Partner’s Spouse to execute and deliver to the Partnership a Spousal Consent within five (5) Business Days thereof.

Section 12.20      Legal Representation. The Partners agree that the law firm of Burns Figa & Will, P.C., represents only the Company in connection with the preparation of this Agreement, and has not offered any other Partner or other person any advice regarding the advisability of entering into this Agreement. Each person executing this Agreement further acknowledges and agrees that such person: (a) has been advised to retain independent legal, tax, and accounting advice of their own choosing for purposes of representing their individual interests with respect to the subject matter hereof; (b) has been given reasonable time and opportunity to obtain such advice; and (c) has obtained such independent advice as they have deemed necessary and appropriate in the circumstances at his or her own expense without expecting the Partnership to reimburse such person for such fees or other expenses.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date by their respective officers thereunto duly authorized.

General Partner:

Park View Investments LLC,
a Delaware limited liability company

By:
Name:	Michael Kelley
Title:	Manager

Limited Partners:

Park View OZ REIT, Inc,
a Maryland corporation

By:
Name:	Michael Kelley
Title:	Chief Executive Officer

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Exhibit A

FORM OF JOINDER AGREEMENT

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JOINDER AGREEMENT

Reference is hereby made to that certain Amended and Restated Agreement of Limited Partnership of Park View QOZB OP, LP, dated as January [__], 2023 (as the same may be amended, restated, supplemented, or otherwise modified from time to time, the “Limited Partnership Agreement”), by and among Park View Investments LLC, a Delaware limited liability company, as General Partner, the Limited Partners executing this Limited Partnership Agreement as of the Effective Date, and each other Person who thereafter becomes a Partner in accordance with the terms of the Limited Partnership Agreement. Pursuant to and in accordance with Section 4.02(b) of the Limited Partnership Agreement, the undersigned hereby agrees that upon execution and delivery of this Joinder Agreement, it shall become a party to the Limited Partnership Agreement as a “Limited Partner” for all purposes thereunder and shall be fully bound by, and subject to, all of the terms, conditions, and provisions of the Limited Partnership Agreement applicable to Limited Partners thereunder as though an original party thereto.

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Limited Partnership Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; signature page follows]

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IN WITNESS WHEREOF, the undersigned has executed this Agreement as of [DATE].

LIMITED PARTNER

By:
Name:
Title:

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EXHIBIT B

FORM OF SPOUSAL CONSENT

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CONSENT OF SPOUSE

I, _______________, spouse of _______________, acknowledge that I have read the Amended and Restated Agreement of Limited Partnership of Park View QOZB OP, LP, dated as January ___, 2023 (as the same may be amended, restated, supplemented, or otherwise modified from time to time, the “Limited Partnership Agreement”), by and among Park View Investments LLC, a Delaware limited liability company, as General Partner, the Limited Partners executing this Limited Partnership Agreement as of the Effective Date, and each other Person who thereafter becomes a Partner in accordance with the terms of the Limited Partnership Agreement, to which this Consent is attached as Exhibit B, and that I understand the contents of the Limited Partnership Agreement. I am aware that my spouse is a party to the Limited Partnership Agreement and the Limited Partnership Agreement contains provisions regarding the voting and transfer of Limited Partnership Interests (as defined in the Limited Partnership Agreement) of Park View QOZB OP, LP which my spouse may own, including any interest I might have therein.

I hereby agree that I and any interest, including any community property interest, that I may have in any Limited Partnership Interests of Park View QOZB OP, LP subject to the Limited Partnership Agreement shall be irrevocably bound by the Limited Partnership Agreement, including any restrictions on the transfer or other disposition of any Limited Partnership Interests or voting or other obligations as set forth in the Limited Partnership Agreement.

This Consent shall be binding on my executors, administrators, heirs and assigns. I agree to execute and deliver such documents as may be necessary to carry out the intent of the Limited Partnership Agreement and this Consent.

I am aware that the legal, financial and related matters contained in the Limited Partnership Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance or counsel or determined after reviewing the Limited Partnership Agreement carefully that I will waive such right. I am under no disability or impairment that affects my decision to sign this Consent and I knowingly and voluntarily intend to be legally bound by this Consent.

Dated as of __________

Signature

Print Name

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Schedule A

PARTNERS SCHEDULE

Partner Name and Address, Email	Capital Contribution	Percentage Interest
GENERAL PARTNER
Park View Investments, LLC, a Delaware limited liability company One Beacon Street, 32nd Floor, Boston, MA 02108 mikefkelley@parkviewinv.com	$________	0.1%
LIMITED PARTNERS
Park View OZ REIT, Inc, a Maryland corporation One Beacon Street, 32nd Floor, Boston, MA 02018 investorrelations@parkviewozreit.com	$________	99.9%
TOTAL		100%

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